Exhibit 15.1

Our refYCU/741072-000001/31676245v2

JOYY Inc.

30 Pasir Panjang Road

#15-31A Mapletree Business City,

Singapore 117440

29 April 2025

Dear Sir

JOYY Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to JOYY Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April 2025.

We hereby consent to the reference of our name under the heading “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Taxation” in the Annual Report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No. 333-187074, File No. 333-215742, File No. 333-229099 and File No. 333-234003) of the summary of our opinion under the headings “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Taxation—Cayman Islands” and Item 10. Additional Information—E. Taxation—Cayman Islands Taxation”. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP